Exhibit 16.1

January 10, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by Federal Street Acquisition Corp. under Item 4.01 of its Form 8-K dated January 4, 2019.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Federal Street Acquisition Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP